

John H. Shaw

Corporate Communications

12021 Wilshire Blvd. #900

Los Angeles, Calif. 90025

E: CC@JohnShaw.com

Tel: 310.477.7386

July 1, 2016

Arend Verweij, CEO, IDdriven, Inc.
13355 Moss Rock Drive
Auburn, CA 95602

Dear Arend:

This letter when accepted on behalf of IDdriven ("IDDR") ("Client"), as provided below, will constitute the entire Agreement with respect to the engagement of John H. Shaw ("Consultant"), as corporate communications consultant on the following terms and conditions.

1) Responsibilities and Scope. Client, effective July 1, 2016, retains Consultant to produce a number of corporate communications and IR projects and consulting for a period of six months. Those projects include drafting news releases (average 3x/month); one M&A news release at any time; managing IR vendors (IR webtab, newswires, OTCM); one Shareholder Letter; a Q4-16 update to Corporate Profile and Investor PPT Deck; reviewing PPMs and SEC filings; responding to financial (vs. industry trade) media inquiries; preparing for and attending CEO financial media interviews over telecom; coordinating IDDR retained shareholder awareness providers; coordinating with industry PR firms; actively assisting with securities legal management; and general consulting on IR and corporate strategy. All other activities not specifically listed above are excluded such as attending investor conferences, trade shows, Business Plan updates, and any other activity not listed above.

The activities included above assume an average hourly billing rate of $250/hour, and is deeply discounted by about half in a 6-month agreement. As before, it is anticipated Consultant and Client will collaborate efficiently and no additional fee or hourly rate will apply. Should the Company's activity level increase significantly (e.g. via M&A) a mutually agreed, written adjustment to compensation terms to fairly reflect higher activity levels is anticipated.

2) Terms. Three hundred thousand (300,000) shares of unregistered IDDR common stock due and payable by September 30, 2016.

The 300,000 shares of restricted IDDR common stock is a one-time non-refundable retainer issued in consideration of Consultant's dedicated allocation of time on Client's behalf. Unregistered stock shall be issued as fully-paid and non-assessable securities. The Company shall take all corporate action necessary for the issuance of unregistered stock to be legally valid and irrevocable, including obtaining the prior approval of its Board of Directors, and noting the issuance of the shares to Consultant in its then-current 10-Q. Consultant's shares shall have automatic "piggyback registration rights" at no cost to Consultant. Client will make full, commercially reasonable efforts to promptly assist Consultant in removing the Rule 144 legend from the shares to include having its securities legal counsel provide a legal opinion within three business days of written request or be liable for the cost of retaining outside counsel to do so. Shares are also covered by Addendum "A," an "Investor Rep Letter" which is provided as addendum to this Agreement. Either Client or Consultant shall have the right to terminate this Agreement at any time, for any or no reason, with one month's advance written notice.

3) Out of pocket expenses. This fee structure is inclusive of all routine out of pocket expenses such as local travel, copies, database subscriptions and North American telephone or fax. Client agrees to reimburse Consultant within 10 days of invoice date for "extraordinary" expenses including but not limited to travel outside West Los Angeles, international phone calls over $25 per month or outsourced collateral material bulk printing. All such extraordinary expenses must be approved by Client, in writing, in advance; none are anticipated.

4) Surviving provision. All provisions of this letter relating to compensation, expense reimbursement and indemnification will survive any termination of the engagement by either party.

5) Indemnification. In providing the services under this agreement to the Client, Consultant will produce various materials and content for Client's use. Publication and dissemination are the sole responsibility of Client, for which it agrees to be responsible for having all such materials reviewed by legal counsel prior to their dissemination or publication to ensure accuracy and regulatory compliance. Client agrees to indemnify and hold harmless Consultant, and/or his employees or subcontractors (each such entity or person being referred to as an **"Indemnified Person"**) from and against any and all losses, claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorney fees) which any Indemnified Person may be subject to or incur in connection with the services rendered by Consultant. This paragraph shall not apply to any such losses, claims, damages, liabilities, costs and expenses, of any Indemnified Person that are judicially determined to have resulted from Consultant's or such other Indemnified Person's gross negligence or willful misconduct.

6) Independent Contractor. Consultant shall act in the capacity of an independent contractor with respect to Client. Consultant shall not be, nor represent himself as being, an agent of Client, and shall not be, nor represent himself as being, authorized to bind Client. Consultant agrees, acknowledges and understands that he shall not have the status of a Client employee and shall not participate in any employee benefit plans or group insurance plans or programs, even if he is considered eligible to participate pursuant to the terms of such plans.

7) Governing Law and Dispute. This Agreement shall be governed by and construed in accordance with the laws of the State of California for the purpose of any legal proceeding relating to or arising under this Letter Agreement hereunder. Any dispute regarding this Agreement shall be submitted to courts in Los Angeles County, California.

9) Authorization. Effective, and as of the date affixed at the top of this Agreement the Client, and the undersigned on its behalf, represents and warrant that it has all requisite power and authority, and has received all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

Very truly yours,

By: ____________________

John H. Shaw

Agreed to and accepted,

By: ____________________

Arend Verweij, CEO